Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RECORD FISCAL 2014 RESULTS AND SETS 2015 GUIDANCE

•	Record fiscal 2014 earnings per share of $1.33 including $0.28 in the fourth quarter

•	Backlog increased by 46.1% in fiscal 2014 to a new high of $915.8 million on project awards of over $1.3 billion

•	Revenues increased 46.2% in the fourth quarter to $344.4 million and 41.5% in the fiscal year to $1.263 billion

•	Liquidity hits record high of $242.5 million with cash generated from operating activities totaling $77.0 million

TULSA, OK – September 3, 2014 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2014.
"We experienced a record year in terms of revenue, earnings per share and backlog, with strong organic and acquisition related growth, while continuing to strengthen our balance sheet" said John Hewitt, President and CEO of Matrix Service Company.
Hewitt emphasized that the Company continues to build on its internal infrastructure while integrating the people and processes related to the Company's acquisition of Kvaerner North American Construction. In addition, the Company is increasing its portfolio with balance of plant terminal work and expanding opportunities in power generation and delivery, gas value chain as well as mining and metals projects. In addition, the recently announced August acquisition of HDB Ltd., an upstream construction contractor in central California, advances a key strategic objective of increasing the Company's presence with upstream oil and gas clients.
Fourth Quarter Fiscal 2014 Results
Revenues for the fourth quarter ended June 30, 2014 were $344.4 million compared to $235.6 million in the same period a year earlier, an increase of $108.8 million, or 46.2%. Net income for the fourth quarter of fiscal 2014 was $7.6 million, or $0.28 per fully diluted share compared to $7.4 million, or $0.28 per fully diluted share a year earlier.
Revenues increased in the Industrial, Storage Solutions and Electrical Infrastructure segments by $52.1 million, $43.9 million, and $27.3 million, respectively. Revenues in the Oil, Gas and Chemical segment were $52.1 million in the fourth quarter of fiscal 2014 compared to $66.5 million in the same period a year earlier. Consolidated gross profit was $36.9 million in the fourth quarter of fiscal 2014 compared to $27.0 million in the same period a year earlier. Gross margins were 10.7% in the fourth quarter of fiscal 2014 versus 11.5% in the fourth quarter of fiscal 2013. Selling, general and administrative costs were $22.7 million in the fourth quarter of fiscal 2014 compared to $15.4 million in the same period a year earlier. Integration costs of $1.3 million increased selling, general and administrative expense as a percent of revenue by 0.4% to 6.6% compared to 6.5% in the same period a year earlier.
Fiscal 2014 Results
Fiscal 2014 revenues were $1.263 billion compared to $892.6 million in fiscal 2013, an increase of $370.6 million, or 41.5%. Net income for fiscal 2014 was $35.8 million, or $1.33 per fully diluted share. In fiscal 2013 the Company earned $24.0 million, or $0.91 per fully diluted share.
Revenues increased in the Storage Solutions, Industrial and Electrical Infrastructure segments by $217.7 million, $152.6 million, and $34.4 million, respectively. Revenues in the Oil, Gas and Chemical segment were $239.7 million in fiscal 2014 compared to $273.8 million in fiscal 2013. Consolidated gross profit was $136.5 million in fiscal 2014 compared to $94.7 million in fiscal 2013. Gross margins were 10.8% in fiscal 2014 versus 10.6% in fiscal 2013. Selling, general and administrative costs were $77.9 million in fiscal 2014 compared to $58.0 million in fiscal 2013. Acquisition and integration costs of $3.8 million increased selling, general and administrative expense as a percent of revenue by 0.3% to 6.2%. Selling, general and administrative costs as a percentage of revenue were 6.5% in the same period a year earlier.

Income Tax Expense

The effective tax rates were 38.6% and 35.1% for the three months and fiscal year ended June 30, 2014. The Company estimates that its fiscal 2015 effective tax rate will approximate 37.0%.

Backlog
Backlog at June 30, 2014 totaled $915.8 million, an increase of $289.1 million, or 46.1%, compared to the backlog at June 30, 2013 of $626.7 million and increased by $10.7 million, compared to the March 31, 2014 backlog of $905.1 million. Project awards totaled $355.1 million and $1.3 billion in the three months and fiscal year ended June 30, 2014. Backlog acquired in the fiscal year ended June 30, 2014 was $242.0 million.
Financial Position
The Company’s cash balance increased to $77.1 million at June 30, 2014 as compared to $63.8 million a year earlier. The cash balance along with availability under the senior credit facility gives the Company liquidity of $242.5 million. In fiscal 2014, the Company generated $77.0 million from operations, which allowed it to fund the Kvaerner North American Construction acquisition, $23.6 million of capital expenditures and the organic growth of the business while borrowing only $11.6 million at June 30, 2014.
Earnings Guidance
The Company expects that fiscal 2015 revenues will be between $1.425 billion and $1.525 billion and earnings to be between $1.40 and $1.60 per fully diluted share. The Company is anticipating normal quarterly variability with the first quarter being the lowest as activity in the Electrical Infrastructure and Oil Gas and Chemical segments are typically slower in the summer months.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, September 4, 2014 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues	$344,358	$235,560	$1,263,089	$892,574
Cost of revenues	307,455	208,561	1,126,616	797,872
Gross profit	36,903	26,999	136,473	94,702
Selling, general and administrative expenses	22,694	15,412	77,866	57,988
Operating income	14,209	11,587	58,607	36,714
Other income (expense):
Interest expense	(538)	(195)	(1,436)	(800)
Interest income	55	7	112	32
Other	(325)	(123)	(472)	(30)
Income before income tax expense	13,401	11,276	56,811	35,916
Provision for federal, state and foreign income taxes	5,179	3,909	19,934	11,908
Net income	8,222	7,367	36,877	24,008
Less: Net income attributable to noncontrolling interest	666	—	1,067	—
Net income attributable to Matrix Service Company	$7,556	$7,367	$35,810	$24,008
Basic earnings per common share	$0.29	$0.28	$1.36	$0.92
Diluted earnings per common share	$0.28	$0.28	$1.33	$0.91
Weighted average common shares outstanding:
Basic	26,423	26,086	26,288	25,962
Diluted	27,115	26,548	26,976	26,358

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$77,115	$63,750
Accounts receivable, less allowances (2014 - $204 ; 2013—$795)	204,692	140,840
Costs and estimated earnings in excess of billings on uncompleted contracts	73,008	73,773
Inventories	3,045	2,988
Income taxes receivable	2,797	3,032
Deferred income taxes	5,994	5,657
Other current assets	8,897	6,234
Total current assets	375,548	296,274
Property, plant and equipment at cost:
Land and buildings	31,737	29,649
Construction equipment	82,745	69,998
Transportation equipment	42,087	34,366
Office equipment and software	26,026	18,426
Construction in progress	9,892	9,080
	192,487	161,519
Accumulated depreciation	(103,315)	(90,218)
	89,172	71,301
Goodwill	69,837	30,836
Other intangible assets	28,676	7,551
Other assets	5,699	4,016
Total assets	$568,932	$409,978

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2014	June 30, 2013
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$111,863	$68,961
Billings on uncompleted contracts in excess of costs and estimated earnings	108,440	62,848
Accrued wages and benefits	36,226	21,919
Accrued insurance	8,605	7,599
Other accrued expenses	4,727	3,039
Total current liabilities	269,861	164,366
Deferred income taxes	5,167	7,450
Borrowings under senior credit facility	11,621	—
Total liabilities	286,649	171,816
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2014 and June 30, 2013	279	279
Additional paid-in capital	119,777	118,190
Retained earnings	177,237	141,427
Accumulated other comprehensive income	(182)	227
	297,111	260,123
Less treasury stock, at cost— 1,453,770 and 1,779,593 shares as of June 30, 2014 and June 30, 2013	(16,595)	(21,961)
Total Matrix Service Company stockholders' equity	280,516	238,162
Noncontrolling interest	1,767	—
Total liabilities and stockholders’ equity	$568,932	$409,978

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2014
Gross revenues	$73,369	$52,106	$140,496	$78,535	$344,506
Less: inter-segment revenues	—	16	132	—	148
Consolidated revenues	73,369	52,090	140,364	78,535	344,358
Gross profit	7,474	5,298	16,554	7,577	36,903
Operating income (loss)	3,045	1,017	7,634	2,513	14,209

Three months ended June 30, 2013
Gross revenues	$46,102	$66,609	$96,993	$26,472	$236,176
Less: inter-segment revenues	—	87	529	—	616
Consolidated revenues	46,102	66,522	96,464	26,472	235,560
Gross profit	5,425	8,951	10,910	1,713	26,999
Operating income (loss)	2,746	4,428	4,458	(45)	11,587

Twelve Months Ended June 30, 2014
Gross revenues	$205,570	$240,131	$611,826	$206,933	$1,264,460
Less: inter-segment revenues	—	441	930		1,371
Consolidated revenues	205,570	239,690	610,896	206,933	1,263,089
Gross profit	20,629	26,912	68,448	20,484	136,473
Operating income (loss)	7,703	9,939	34,310	6,655	58,607

Twelve Months Ended June 30, 2013
Gross revenues	$171,204	$273,979	$395,794	$54,321	$895,298
Less: inter-segment revenues	—	131	2,593	—	2,724
Consolidated revenues	171,204	273,848	393,201	54,321	892,574
Gross profit	21,754	32,879	37,455	2,614	94,702
Operating income (loss)	11,185	15,415	11,904	(1,790)	36,714

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended June 30, 2014

The following table provides a summary of changes in our backlog for the three months ended June 30, 2014:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2014	$196,421	$128,853	$413,878	$165,919	$905,071
Net awards	39,084	33,454	209,117	73,458	355,113
Revenue recognized	(73,369)	(52,090)	(140,364)	(78,535)	(344,358)
Backlog as of June 30, 2014	$162,136	$110,217	$482,631	$160,842	$915,826
Twelve Months Ended June 30, 2014

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2014:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2013	$103,520	$120,138	$319,718	$83,361	$626,737
Net awards	140,694	226,944	773,809	168,691	1,310,138
Backlog acquired	123,492	2,825	—	115,723	242,040
Revenue recognized	(205,570)	(239,690)	(610,896)	(206,933)	(1,263,089)
Backlog as of June 30, 2014	$162,136	$110,217	$482,631	$160,842	$915,826